PHH Corporation Announces Prepayment of Senior Notes

MT. LAUREL, NEW JERSEY, February 9, 2005 — PHH Corporation (NYSE: PHH) today completed the prepayment of $443 million aggregate principal amount of its outstanding Senior Notes for cash at an aggregate prepayment price of $487 million, which was disclosed in the Company’s Form 8-K filed with the Securities and Exchange Commission (SEC) on January 14, 2005. The prepayment price includes an aggregate make-whole amount of $44 million.

The Company funded the prepayment with proceeds from the $100 million cash contribution from Cendant Corporation (NYSE: CD) and lower cost, short term borrowings under its revolving credit and commercial paper facilities as disclosed in the Company’s Information Statement filed as an exhibit to the Company’s Form 8-K filed with the SEC on January 19, 2005.

About PHH Corporation
Headquartered in Mt. Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. It is the sixth largest retail originator of residential mortgages in the United States and the second largest fleet management services provider in the United States and Canada. For additional information on the company and its subsidiaries please visit www.phh.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.

You should consider the areas of risk described under the heading “Forward Looking Statement” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and the risk factors included in the information statement attached to our Current Report on Form 8-K filed on January 19, 2005 in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

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Contact Information:
Investors:	Media:
Nancy R. Kyle 856-917-4268 office 610-659-0237 cell	Karen K. McCallson 856-917-0308 office 856-296-1140 cell